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                                                                       EXHIBIT 5



August 23, 2001



Osmonics, Inc.
5951 Clearwater Drive
Minnetonka, MN 55343

         Re: Registration Statement on Form S-8

Dear Ladies and Gentlemen:

         We have acted on behalf of Osmonics, Inc. (the "Company") in connection with the registration statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission relating to an aggregate of 600,000 shares of the Company's common stock, par value $0.01 per share (the "Shares"), pursuant to the terms of the Company's 1995 Employee Stock Purchase Plan and the Osmonics, Inc. Profit Sharing Plan Trust Agreement (the "Plans"). Upon the inspection of such corporate records and documents that we have deemed necessary or advisable for the purposes hereof, it is our opinion that:

          1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota; and

          2. The Shares, when issued and paid for as contemplated by the Plans, and when delivered against payment therefor as contemplated by the Plans, will be validly issued, fully paid, and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                       Very truly yours,

                                       /s/ MASLON EDELMAN BORMAN & BRAND, LLP